Exhibit 99.1

AzurRx BioPharma Announces First Patients Dosed in Clinical Study for MS1819-SD in combination with PERT for Cystic Fibrosis Patients with Severe Exocrine Pancreatic Insufficiency

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First cystic fibrosis (CF) patients with severe exocrine pancreatic insufficiency (EPI) treated in dose escalation study of MS1819-SD in combination with standard porcine pancreatic enzyme replacement therapy (PERT)

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Patients in study have persistent malnutrition and clinical symptoms of fat malabsorption despite being on the maximum daily doses of PERTs

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Approximately one-third of CF patients have severe EPI

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Preliminary data expected in early 2020

NEW YORK, October 15, 2019 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced that it has dosed the first patients in its Phase 2 clinical trial to investigate MS1819-SD in combination with standard porcine enzyme replacement therapy (PERT) for patients with cystic fibrosis (CF) who suffer from severe exocrine pancreatic insufficiency (EPI). This subset of CF patients experiences clinical symptoms of fat malabsorption, despite taking the maximum daily dose of PERTs.

The Phase 2 multi-center study is designed to investigate the safety, tolerability and efficacy of escalating doses of MS1819-SD (700 mg, 1120 mg and 2240 mg per day, respectively), which is a yeast-derived lipase, in conjunction with a stable dose of porcine PERTs, in order to increase the coefficient of fat absorption (CFA) and relieve abdominal symptoms. A combination therapy of PERT and MS1819-SD has the potential to: (i) correct macronutrient and micronutrient maldigestion; (ii) eliminate abdominal symptoms attributable to maldigestion; and (iii) sustain optimal nutritional status on a normal diet in CF patients with severe EPI. Planned enrollment is expected to include approximately 24 CF patients with severe EPI, with study completion anticipated in 2020.

“We are very pleased to have dosed the first patients in our combination therapy study for cystic fibrosis patients with severe EPI,” commented Dr. James Pennington, Chief Medical Officer of AzurRx. “Many patients with severe EPI are not gaining adequate control of their symptoms despite receiving doses of PERT which are at or near the maximum levels specified in the dosing guidelines recommended by the Cystic Fibrosis Foundation. Adding a synthetic lipase like MS1819 to PERT therapy has the potential to address inadequately controlled malabsorption. We are encouraged by the strong safety profile of MS1819, as demonstrated in both our recent Phase 2 chronic pancreatitis and CF trials, and believe that using MS1819 in combination with PERTs will improve fat absorption and overall nutrition of CF patients, while decreasing the risk of fibrosing colonopathy.”

James Sapirstein, Chief Executive Officer of AzurRx, added, “The initiation of our combination study of MS1819-SD with PERT in CF patients with severe EPI represents a significant milestone for the Company. This study, together with the recent completion of and top-line data read-out from our OPTION monotherapy study, demonstrate AzurRx’s commitment to finding the best solutions for meeting the needs of CF patients with both severe and mild-moderate EPI conditions.”

About MS1819-SD

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike PERTS, which are the current standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency:

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. This deficiency can be responsible for greasy diarrhea, fecal urge and weight loss.

The digestive standard of care for both CF and chronic pancreatitis (CP) patients with EPI are commercially-available PERTs. Ideally, a stable daily dose of PERT will enable CF patients to eat a normal to high-fat diet and minimize unpleasant gastrointestinal symptoms. In practice, however, a substantial number of CF patients (~30%) do not achieve normal absorption of fat with PERTs(1,2).  Achieving an optimal nutritional status, including normal fat absorption levels, in CF patients is important for maintaining better pulmonary function, physical performance and prolonging survival. Furthermore, a decline of body mass index around the age of 18 years predicts a substantial drop in lung function(3,4). In many cases, patients with severe EPI cannot use higher doses of commercially-available PERTs to alleviate these issues because they are on doses that are at or near the maximum dose recommended by the CFF guidelines. The concern for higher doses is the risk of fibrosing colonopathy.

There are approximately 90,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation.

AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase 2 combination study described in this press release or any of the Company’s other clinical development activities, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
AzurRx BioPharma, Inc.
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 617-535-7743
www.lifesciadvisors.com
hans@lifesciadvisors.com

References

(1) Freedman, S.D., Am. J. Manag. Care, 2017; 23: S2220-S228
(2) Littlewood, J. et al, 2006, Pediatric Pulmonology, 2006, 41:35-49
(3) Engelen, M. et al, 2014, Curr. Opin. Clin. Nutr. Metab. Care; 17(6):515-520
(4) Vandenbranden, S.L. et al, 2012, Pediatric Pulmonology, 2012; 47(2): 135-143